Exhibit 1A-1B

AMENDED & RESTATED

REGULATION A+ OFFERING ENGAGEMENT AGREEMENT

January 31, 2018

Mr. Terren Peizer

Chief Executive Officer

Neurmedix, Inc.

6165 Greenwich Drive, Suite 150

San Diego, CA 92122

Dear Mr. Peizer:

The purpose of this engagement agreement (the “Agreement”) is to outline our agreement in principle pursuant to which WestPark Capital, Inc. ( “WestPark” or “Selling Agent”) will act as the lead managing selling agent and book runner in connection with a best efforts qualified primary offering by Neurmedix, Inc., a Delaware Corporation (the “Company”) of up to $50,000,000 of common stock, no par value per share, of the Company, and such other securities of the Company as may be appropriate on terms and conditions to be mutually agreed between the Company and the Selling Agent, as described herein.

The terms of our agreement in principle are as follows:

1.     The Company hereby engages WestPark as its lead Selling Agent in a placement of securities (the “Securities”) in one or more related transactions (the “Offering”) to purchasers pursuant to Tier 2 of Regulation A promulgated under Section 3(b) of the Securities Act of 1933 (the “Securities Act”), as amended by Title IV of the Jumpstart Our Business Startups (JOBS) Act (“Regulation A+”).

2.     Sales of Regulation A+ securities are offered on a “Best Efforts” basis.

3.     The term of this Agreement shall be for the period (the “Engagement Period”) beginning on the date hereof and ending on March 31, 2018, unless extended by mutual agreement of the parties.

4.     WestPark will act as the lead managing Selling Agent and book runner of the Offering and will assemble a selling group, if applicable, (together “Selling Group”), subject to, among other things, completion of WestPark’s due diligence examination of the Company and its affiliates. This Regulation A+ Offering Agreement will be included as an exhibit to the Form 1-A and Offering Circular, as amended, and shall be executed on or immediately prior to the date the Offering is qualified by the SEC.

January 31, 2018

5.     It is understood that WestPark’s involvement in any offering, the marketing and/or consummation of any offering is expressly subject to, among other things, due diligence and market conditions. WestPark shall not have any marketing and sales obligations other than to process indications of interest forwarded to WestPark by the Company. Notwithstanding anything to the contrary set forth hereinabove, the performance of the obligations of WestPark as provided in this Agreement is specifically subject to and conditioned upon the completion of WestPark’s due diligence procedures. WestPark shall have the right, in its sole discretion, to terminate this Agreement if the outcome of the due diligence is not satisfactory to WestPark or if the firm determines that the market conditions are not right. It is understood that the Company intends to file Amendment 3 to the Form 1-A and Offering Circular as soon as reasonably practicable following the execution of this Agreement. If WestPark does not approve such filing within three (3) business days of submission of such filing to WestPark, the Company shall similarly have the right to terminate this Agreement.

6.     It is anticipated that the Offering will be priced at $6.00 per share with a pre-money valuation of $260 million dollars. WestPark may (i) create a selling group for the Offering comprised of broker-dealers who are registered with the Securities and Exchange Commission (the “Commission”) and members of the Financial Industry Regulatory Authority (“FINRA”) and/or (ii) rely on soliciting dealers who are FINRA members to participate in placing a portion of the Offering. Such selling group members (“each a “Selling Group Member”) shall be allocated a portion of the Placement Fees payable to WestPark pursuant to Section 7 below.

7.     The Company will pay to WestPark, as consideration for the services described herein, the following compensation:

(a)     The Company shall pay to WestPark at the closing of any Offering directly out of escrow a cash fee of five and one half percent (5.5%) of the gross proceeds received by the Company in the Offering (“Placement Fee”).

(b)     For the purchase price of $100.00, the Company agrees to sell to WestPark or its designees at the closing of any Offering such number of warrants to purchase shares of Company common stock (“Selling Agent Warrants”) equal to five percent (5.0%) of the Securities sold in the Offering. The Selling Agent Warrants shall expire five (5) years from the date of issuance and shall be exercisable at 110% of the price of the public offering price of the Securities sold in the Offering. The Selling Agent Warrants will be non-exercisable for six (6) months after completion of the Offering. Following completion of the Offering, unless the shares issuable upon exercise of the Selling Agent’s Warrants are salable under Rule 144, the Company will qualify the Common Stock underlying the Selling Agent Warrants under the Securities Act and will file all necessary undertakings in connection therewith. The Selling Agent Warrants may not be transferred, assigned or hypothecated for a period of six (6) months following the Closing, except that they may be assigned, in whole or in part, to any legal designee and to members of the group or selling group. The Selling Agent Warrants may be exercised as to all or a lesser number of Securities, will provide for cashless exercise, and will contain provisions for unlimited “piggyback” registration or qualification rights. The Selling Agent Warrants shall further provide for adjustment in the number and price of such warrants (and the Common Stock underlying such warrants) to prevent dilution in the event of a stock dividend, stock split or other reclassification of the Common Stock.

(c)     The Company shall pay WestPark a $50,000.00 retainer upon execution of this Agreement, the receipt of which is hereby acknowledged by WestPark; which retainer shall be applied against the Placement Fees payable at Closing.

8.     WestPark shall be entitled to aggregate fees as described above in Section 7, which aggregate fees shall be apportioned among, and allocated by WestPark to, the Selling Group Members and soliciting dealers, in WestPark’s sole discretion.

January 31, 2018

9.     The Company shall be responsible to pay out of the proceeds of the Offering all costs and expenses relating to the Offering, including all of WestPark’s costs and expenses. This includes, but is not limited to, the preparation and production of offering materials, stock certificate expenses, transfer agent fees, stock transfer taxes, if any, the Company’s legal, accounting, and other professional fees, including an investor relations firm, WestPark’s legal and other professional fees, virtual data room, travel and road show expenses, Blue Sky registration fees, all filing fees and communication expenses relating to the qualification of the Securities to be sold in the Offering with the Commission and the filing of the offering materials with FINRA, and, if applicable, all fees and expenses relating to the listing of such Securities on the OTCQB, OTCQX, Nasdaq market system, NYSE or NYSE MKT as the Company and WestPark together determine is appropriate, background checks on the Company’s officers and directors, retail investor accreditation and verification expenses ($250 each), and any COR Clearing expenses related to the depositing of investors securities. The Company shall pre-approve all road show-related expenses in excess of $1,000 each.

10.     The Company shall procure Directors and Officers Insurance, and WestPark shall be a named additional insured, at the Company’s expense.

11.     Notwithstanding anything else to the contrary in this Agreement, for twelve (12) months following the termination date of this Agreement, WestPark shall be entitled to receive, and the Company shall be obligated to pay to WestPark, the Placement Fees and Selling Agent Warrants set forth herein with respect to any equity or debt financings entered into by the Company with any investor introduced by WestPark or any other Selling Agent or with whom WestPark or any other Selling Agent was working on behalf of the Company.

12.     The Company shall, as soon as practicable following the date hereof, prepare and file with the Commission and the appropriate state securities authorities, if required, an Amendment No. 3 to the Offering Statement on Form 1-A (the “Offering Statement”) under the Securities Act and an Offering Circular included therein (the “Offering Circular”) covering the Securities to be sold in the Offering and the Securities underlying the Selling Agent Warrants (as defined below). The Offering Statement (including the Offering Circular therein), and all amendments and supplements thereto, will be in form satisfactory to WestPark and its legal counsel and will contain audited financial statements and schedules. WestPark and its counsel shall be given the opportunity to conduct a review and investigation in connection with the Offering Statement and the Company as it deems desirable, and the Company agrees to fully cooperate. WestPark and the Company shall mutually agree on the use of proceeds of the Offering, which shall be described in detail within the Offering Circular.

13.     The Offering Statement filing will include as an exhibit a proposed form of Selling Agency Agreement. The final Selling Agency Agreement will be in form satisfactory to the Company and WestPark and will include indemnification provisions and other terms and conditions customarily found in Selling Agency Agreements for primary public offerings.

14.     At the time required by each state’s securities laws in which the Offering is to be sold and/or by the Securities Act, the Company shall make all necessary state “blue sky” securities law filings seeking qualification and/or approval of the Offering, if required under the Securities Act and/or state securities law. The Company and WestPark will cooperate in obtaining the necessary approvals and qualifications in such states as WestPark deems necessary and/or desirable. Once filed, the Company will provide copies of all “blue sky” filings to WestPark.

15.     While the Commission is reviewing the Offering Statement, WestPark shall plan and arrange one or more “road show” marketing trips for the Company’s management to meet with prospective investors. Such trips will include visits to a number of prospective institutional and retail investors. Expenses shall be paid in accordance with Section 9 above.

16.     At such time as the Company and WestPark are mutually satisfied that it is appropriate to commence the Offering, the final terms of the Selling Agency Agreement will be negotiated and the Company will request the Commission to qualify the Offering Statement.

January 31, 2018

17.     The Offering shall be conditioned upon, among other things, the following:

(a)     Satisfactory completion by WestPark of its investigation and analysis of: (i) the Company’s financial arrangements, (ii) the audited historical financial statements of the Company (including any relevant stub periods), and (iii) the Company’s projected financial results for the fiscal year ending December 31, 2017;

(b)     Neither the Company nor any of its affiliates has or will make any offer or sale of any securities which are required to be “integrated” pursuant to the Securities Act or the regulations thereunder with the offer and sale of the Securities pursuant to the Offering Statement and which are not subject to the integration safe harbor of Regulation A+;

(c)     The Company maintaining the retention of a PCAOB registered firm of independent certified public accountants acceptable to WestPark and the Company, including, without limitation, the Company’s existing auditor (which WestPark agrees is acceptable), which will have responsibility for the preparation of the financial statements and the financial exhibits, if any, to be included in the Offering Statement, it being agreed that the Company will continue to engage a PCAOB registered accounting firm of comparable quality (as may be determined by the Company’s audit committee) for a period of at least three years after the Closing so long as the Company is required to file reports with the Commission during such period;

(d)     The Company retaining a transfer agent for the Company’s Securities reasonably acceptable to WestPark and the Company and continuing to retain such transfer agent for a period of two (2) years after the Closing; and

(e)     The Company retaining an investor relations firm/marketing firm, reasonably acceptable to WestPark and the Company, to generate exposure and interest for the Offering.

18.     Notwithstanding any provision to the contrary in this Agreement, the Selling Agent agrees that the Company may conduct and complete private financings, whether through debt, equity or a combination of both, prior to the closing of the Offering (“Private Placements”). The Selling Agent may act as a non-exclusive placement agent for one or more such Private Placements if mutually agreed to in a separate written agreement between the Company and the Selling Agent governing the terms to be decided upon.

19.     The Company represents and warrants to WestPark that the entry into this Agreement or the any other action of the Company in connection with the proposed Offering will not violate any existing agreement between the Company and any other selling agent and/or placement agent. The Company further represents and warrants to WestPark that there are no selling agents and/or placement agents who have an interest in compensation that would be due to WestPark under this Agreement.

20.     The Company represents to WestPark that it has not taken, and agrees that it will not take, any action, directly or indirectly, so as to cause the Offering to fail to be entitled to the exemption from registration afforded by Regulation A+. In effecting the Offering, the Company agrees to comply in all material respects with applicable provisions of the Securities Act and any regulations thereunder, the Securities and Exchange Act of 1934 (the “1934 Act”) and any regulations thereunder, Title IV of the JOBS Act, Regulation A+, and any applicable state laws and requirements, as well as any federal, state or foreign judicial decisions or opinions related thereto. The Company further represents and warrants that it is in compliance and will comply with all applicable laws, rules, and regulations regarding its provision of services hereunder.

January 31, 2018

21.     The Company and WestPark agree that neither party will issue press releases or engage in any other publicity with respect to this Agreement, without the other party’s prior written consent, which consent shall not be unreasonably withheld. During the Engagement Period or until the Closing, the Company agrees to cooperate with WestPark and to furnish, or cause to be furnished, to WestPark, any and all information and data concerning the Company, its subsidiaries and the Offering that WestPark deems appropriate, including, without limitation, the Company’s acquisition plans and plans for raising capital or additional financing (the “Information”). The Company shall provide WestPark reasonable access during normal business hours from and after the date of execution of this Agreement until the date of the Closing to all of the Company’s and its subsidiaries assets, properties, books, contracts, commitments and records and to the Company’s and its subsidiaries officers, directors, employees, appraisers, independent accountants, legal counsel, suppliers, customers, financial institutions, and other consultants and advisors.

22.     The Company represents and warrants to WestPark that (i) all Information made available by the Company to WestPark or its agents, representatives and any potential group or selling group member that is (a) contained in any preliminary or final Offering Circular prepared by the Company in connection with the Offering, and (b) contained in any filing by the Company with any court or governmental regulatory agency, commission or instrumentality, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in the light of the circumstances under which such statements are made; (ii) all projected financial information or other forward-looking information which the Company provides to WestPark will have been prepared by the Company in good faith, based on management’s best estimates at the time, and based on facts and assumptions which, in light of the circumstances under which they were made, management believes are reasonable; and (iii) all financial Information fairly reflect its financial condition and results of operations at a time and for the periods covered by such financial statements. The Company acknowledges and agrees that in rendering its services hereunder, WestPark will be using and relying on such information (and information available from public sources and other sources deemed reliable by WestPark) without independent verification thereof by WestPark or independent appraisal by WestPark of any of the Company’s assets and does not and will not assume responsibility for the accuracy or completeness of the Offering Circular or any Information. WestPark reserves the right to investigate and independently verify the Company’s representations and claims. The Company will be solely responsible for the contents of the Offering Circular (as amended and supplemented and including any information incorporated therein by reference or attached thereto as an exhibit).

23.     If at any time prior to the completion of the offer and sale of the Securities an event occurs or circumstance exists and the Offering Circular (as then amended and supplemented) includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will promptly notify WestPark of such event and WestPark will suspend solicitations of prospective purchasers of the Securities until such time as the Company shall prepare (and the Company agrees that, if it shall have notified WestPark to suspend solicitations after the Company has accepted orders from prospective purchasers, it will promptly prepare) a supplement or amendment to the Offering Circular which corrects such statement(s) or omission(s).

24.     WestPark represents and warrants to the Company that (i) it has and will maintain all registrations and memberships required to perform its obligations and services hereunder, (ii) it is a member in good standing of FINRA, and is a broker-dealer registered as such under the 1934 Act and under the securities laws of the states in which the Securities will be offered or sold by it unless an exemption for such state registration is available, (iii) it is in compliance and will comply with all applicable laws, rules, and regulations regarding its provision of services hereunder, (iv) it has not and will not knowingly take any action, directly or indirectly that would cause the Offering to violate the provisions of the Securities Act, the 1934 Act, Title IV of the JOBS Act, the respective rules and regulations promulgated or applicable “blue sky” laws of any state or jurisdiction; and it will, insofar as is under its control, conduct the Offering in a manner prescribed by Title IV of the JOBS Act and Regulation A+.

January 31, 2018

25.     The Company acknowledges and agrees that this Agreement and the terms hereof are confidential and will not be disclosed to anyone other than the officers and directors of the Company and the Company’s accountants and legal counsel. Except as contemplated by the terms hereof or as required by applicable law, the Company and WestPark shall keep strictly confidential all non-public Information concerning the Company provided to WestPark. No obligation of confidentiality shall apply to Information that: (a) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by WestPark, (b) was known or became known by Agents prior to the Company’s disclosure thereof to WestPark, (c) becomes known to WestPark from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company, (d) is disclosed by the Company to a third party without restrictions on its disclosure or (e) is independently developed by WestPark.

26.     This Agreement shall be deemed to have been made and delivered in Los Angeles, California and both this Agreement and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of California without regard to the conflict of laws principles thereof.

27.     If any provision of this Agreement is deemed by an authority of competent jurisdiction to be unenforceable or contrary to applicable law, such provision shall be enforced to the maximum extent permitted by law to affect our intentions hereunder, and the remainder of this Agreement shall continue in full force and effect.

28.     Neither the failure to insist upon strict compliance with Agreement nor any course of conduct, including without limitation failure on any party’s part to exercise or delay in exercising any rights, shall constitute a waiver by such party of any of its rights hereunder. No single or partial exercise by any party of any right shall preclude any other or future exercise by any party of any such right or the exercises by such party of any other single or partial right. Any waiver by any party must be in writing and signed by such party and shall be effective only for the purpose and in the specific instance for which it is given.

29.     The Company agrees that any and all decisions, acts, actions, or omissions with respect to the Offering shall be the sole responsibility of the Company, and that the performance by WestPark of services hereunder will in no way expose WestPark to any liability for any such decisions, acts, actions or omissions of the Company.

30.     WestPark reserves the right to reduce any item of its compensation or adjust the terms thereof as specified herein in the event that a determination and/or suggestion shall be made by FINRA to the effect that WestPark’s aggregate compensation is in excess of FINRA rules or that the terms thereof require adjustment; provided, however, the aggregate compensation otherwise to be paid to WestPark by the Company may not be increased above the amounts stated herein without the approval of the Company in writing.

31.     The Parties shall use good faith efforts to resolve any disputes that arise under this Agreement. In the event of a dispute, the party with a dispute shall provide written notice, by facsimile or email, of the dispute to the other party. Both Parties shall meet in person or by conference call within fifteen (15) business days of the effective date of a notice of a dispute to resolve the issues in dispute. The effective date of the notice of a dispute is the date that the notice was faxed or e-mailed.

January 31, 2018

32.     The Company and WestPark agree that any dispute concerning this Agreement, including disputes as to arbitrability, that cannot be resolved by the Pre-Arbitration Informal Dispute Resolution meeting shall be resolved through FINRA Dispute Resolution. Venue of all arbitration shall be Los Angeles, California. The Parties initially shall split the costs of any arbitration proceeding fifty-fifty (50-50), but the arbitrator shall award arbitration costs and attorneys’ fees to the prevailing party. Judgment on any arbitration award may be entered in any Court having jurisdiction. Any arbitration award shall be in United States Dollars and may be enforced in any jurisdiction in which the party against whom enforcement is sought maintains assets. The Arbitrator shall have no authority to award punitive, consequential, indirect, special, exemplary, or other damages not measured by the prevailing party’s actual compensatory damages and may not, in any event, make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF. The Parties agree that the arbitrator shall enforce the terms of this Agreement, including the indemnity and reimbursement provisions of this Agreement, and no bar order or any other Court order shall operate to extinguish WestPark’s claims to indemnity and reimbursement. The Parties agree not to seek to avoid their indemnity and reimbursement obligations in any Court and that this Agreement shall be a complete defense to any such efforts. The Parties agree to limit their respective testimony at any arbitration hearing to three hours per side. This section provides the sole recourse for the settlement of any disputes arising out of, in connection with, or related to this Agreement. THE PARTIES ACKNOWLEDGE THAT BY CONSENTING TO ARBITRATION THE PARTIES ARE WAIVING ANY RIGHT TO TRIAL BY JURY; DISCOVERY IN ARBITRATION PROCEEDINGS MAY BE MORE LIMITED THAN IN COURT PROCEEDINGS; ARBITRATORS ARE NOT NECESSARILY BOUND BY RULES OF LAW IN MAKING DECISIONS AND ARE NOT NECESSARILY REQUIRED TO ISSUE A REASONED OPINION IN SUPPORT OF THEIR AWARDS; THERE IS ONLY A LIMITED RIGHT TO APPEAL FROM AN ADVERSE DECISION OF AN ARBITRATION PANEL.

33.     In consideration of the services to be provided hereunder, the Company shall

(a)     Indemnify and hold harmless WestPark and each of its past or present parents, subsidiaries, and affiliated or related companies, and each of their past and present predecessors, successors, assigns, heirs, executors, administrators, control persons under the Securities Act of 1933, control persons under Section 20 of the Securities and Exchange Act of 1934, employees, independent contractors, representatives, affiliated persons, officers, directors, owners, members, partners, shareholders, managers, principals, agents, representatives, consultants, attorneys, insurers, divisions, affiliated corporations, organizations or entities, whether previously or hereinafter affiliated in any manner (each individually an “Indemnified Person”) from and against any and all claims, rights, actions, complaints, demands, causes of action, choses in action, charges of discrimination, obligations, promises, covenants, errors, omissions, contracts, agreements, controversies, trespasses, suits, debts, sums of money, expenses, losses, damages of any kind, attorney’s fees, costs, expenses, and liabilities of any nature whatsoever, whether or not now known or unknown, suspected or claimed or not suspected or claimed, fixed or contingent, whether in law, admiralty, or equity, however denominated, to which such Indemnified Person may become subject arising out of, concerning, relating to, or in connection with the Offering or any offering conducted hereunder, any offering documents or other materials or statements, the breach of any representation or warranty made by the Company, any breach of this agreement by the Company, any violation of state or federal securities laws, rules, or regulations by the Company, the rendering of services hereunder by any Indemnified Person except to the extent that such losses, claims, damages or liabilities are determined in final, non-appealable judicial rulings to have primarily resulted from the negligence or willful misconduct of such Indemnified Person subject to the contribution provisions below, and reimburse such Indemnified Person for reasonable legal and other costs and expenses as they are incurred, that arise in connection with investigating, preparing to defend or defending any lawsuit, action, arbitration, claim, investigation, or other proceeding of any kind, whether or not such Indemnified Person is a party, and any appeals therefrom.

January 31, 2018

(b)     The Company and WestPark agree that (i) the indemnification and reimbursement commitments set forth above shall apply whether or not such Indemnified Person is a named party to any such lawsuit, action, arbitration, claim, investigation, or other proceeding of any kind; and (ii) promptly after receipt by an Indemnified Party or the Company of notice any lawsuit, action, arbitration, claim, investigation, or other proceeding of any kind, the Indemnified Person or the Company shall notify the other in writing of such involvement. This indemnification shall survive any termination of this Agreement. The Parties agree that the Arbitrator shall enforce the plain terms of this Indemnity and Reimbursement provision, notwithstanding any law or public policy to the contrary. This indemnity applies to all claims, however raised or denominated, including but not limited to counter-party claims and third-party claims. Further, this indemnity is not subject to any limitation of liability or exclusion of damages provisions set forth herein.

(c)     If for any reason the foregoing indemnity is unavailable to any Indemnified Person or insufficient to hold any Indemnified Person harmless, then the Company shall contribute to the amount paid or payable by any Indemnified Person as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and any Indemnified Person on the other, but also the relative fault of the Company on the one hand and the Indemnified Person on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, the Indemnified Persons’ total share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by WestPark under this engagement letter (excluding any amounts received as reimbursement of expenses incurred by WestPark).

(d)     These provisions shall remain in full force and effect whether or not the transaction contemplated by this Agreement is completed and shall survive the termination of this engagement letter, and shall be in addition to any liability that the Company might otherwise have to any Indemnified Person under this Agreement or otherwise.

34.     The provisions relating to the payment of fees and expenses, confidentiality, and indemnification shall survive termination of this Agreement.

35.     The Company shall not accept nor enter into any transaction with any person and/or entity introduced to the Company by WestPark, which either intentionally or unintentionally would directly or indirectly circumvent the payment, in full or in part, of any and all consideration that would be due WestPark pursuant to this Agreement. All consideration pursuant to this Agreement would be immediately due and payable to WestPark if the Company entered into any such transaction.

36.     The Company acknowledges that in performing its services, WestPark is acting as an independent contractor, and not as a fiduciary, agent or otherwise, of the Company or any other person. The Company acknowledges that in performing its services hereunder, WestPark shall act solely pursuant to a contractual relationship on an arm’s length basis (including in connection with determining the terms of any Offering). Any review by WestPark of the Company, the offering contemplated hereby or other matters relating to such offerings has been and shall be performed solely for the benefit of WestPark and shall not be on behalf of the Company. The Company agrees that it shall not claim that WestPark owes a fiduciary duty to the Company in connection with such transaction or the process leading thereto. No one other than the Company is authorized to rely upon engagement of WestPark hereunder or any statements, advice, opinions or conduct by WestPark. The Company further acknowledges that WestPark may perform certain of the services described herein through one or more of its affiliates and any such affiliates shall be entitled to the benefit of this Agreement. This Paragraph shall survive the termination or expiration of this Agreement.

January 31, 2018

37.     The Company and WestPark represent and warrant that each has all requisite power and authority to enter into and carry out the terms and provisions of this Agreement and make it a binding obligation and that the execution, delivery, and performance of this Agreement does not breach or conflict with any agreement, document, or instrument to which it is a party or bound.

38.     The Company acknowledges that WestPark and its affiliates may have and may continue to have investment banking and other relationships with parties other than the Company pursuant to which WestPark may acquire information of interest to the Company. WestPark shall have no obligation to disclose such information to the Company or to use such information in connection with any contemplated transaction.

39.     To help the United States government fight the funding of terrorism and money laundering, the federal laws of the United States requires all financial institutions to obtain, verify and record information that identifies each person with whom they do business. This means we must ask you for certain identifying information, including a government-issued identification number (e.g., a U.S. taxpayer identification number) and such other information or documents that we consider appropriate to verify your identity, such as certified articles of incorporation, a government-issued business license, a partnership agreement or a trust instrument.

40.     This Agreement is binding upon the parties hereto and their respective permissible assigns, successors, heirs and personal representatives, and shall inure to their benefit.

41.     Neither this Agreement nor any right pursuant hereto or interest herein shall be assignable by any of the parties hereto without the prior written consent of the other parties hereto, except as expressly permitted herein.

42.     This Agreement and any exhibits herein incorporated and attached hereto supersede all prior and contemporaneous negotiations and agreements (whether written or oral) and constitute the entire understanding among the Parties as to the subject matter of this Agreement.

43.     The Company acknowledges and agrees that WestPark, its officers, directors, employees, representatives, and attorneys have not provided and will not provide any tax, accounting, or legal advice nor made any representations regarding tax, accounting, or legal consequences of any aspects of this Agreement or the Offering or any of the Services contemplated hereunder.

44.     Numbered and titled section headings and defined terms are for convenience only and shall not be construed as amplifying or limiting any of the provisions of this Agreement.

45.     Each party hereto and his, her, or its respective counsel or representatives have had an opportunity to review and revise this Agreement and agree that the normal rules of construction to the effect that any ambiguities in this Agreement are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

46.     This Agreement may be executed in multiple counterparts, each of which shall be deemed an original. Such counterparts, when taken together, shall constitute but one agreement. Facsimile, executed documents scanned and transmitted electronically, and electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such facsimile, scanned, and electronic signatures having the same legal effect as original signatures.

January 31, 2018

We are delighted at the prospect of continuing our working relationship with you. Please confirm that the foregoing correctly sets forth our Agreement by returning one executed Agreement to our corporate office at 1900 Avenue of the Stars, Suite 310, Los Angeles, CA, 90067, a facsimile to (310) 843-9304, or an electronic copy to r@wpcapital.com.

Very truly yours,

WestPark Capital, Inc.

By:
Richard Rappaport, CEO

Approved and agreed to this ___th day of January, 2018

NeurMedix, Inc.

By:
Mr. Terren Peizer
Chief Executive Officer